Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of The Nasdaq Stock Market, Inc. of our report dated August 6, 2007 relating to the consolidated financial statements of OMX AB which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AB,

August 7, 2007

Stockholm, Sweden